Exhibit 99.1

Creative Medical Technology Holdings Expands Personalized Minimally Manipulated Stem Cell

Therapeutic Platform by Entry into Field of Stroke and Neurodegeneration

Regenerative Medicine Company Files Patent on Practice of Medicine Procedure to Address Stroke

Phoenix, AZ, October 11, 2017. (CELZ – OTCQB) Creative Medical Technology Holdings announced today filing of a patent application using a combination of an FDA approved drug together with the patient’s own bone marrow derived stem cells for the treatment of stroke. The patent, entitled “Autologous Bone Marrow Mononuclear Cells as a Substrate for Enhancement of Neuroregenerative Therapy” covers the use of the patient’s bone marrow stem cells, together with an FDA approved drug, to stimulate the naturally occurring regenerative processes after certain types of strokes. The Company has currently two issued patents using the patient’s own bone marrow stem cells covering disc regeneration #9,598,673, and erectile dysfunction #8,372,797. The Company has recently reported completion of enrollment in its clinical trial for erectile dysfunction.

“Stroke represents one of those situations where the body’s own stem cells leave the bone marrow, enter circulation, and attempt to heal the damage brain areas. It is documented that patients in which larger numbers of bone marrow stem cells enter circulation, have a better prognosis as compared to patients in which stroke induces a lower number of stem cells to enter circulation1,” said Thomas Ichim, Ph.D, Chief Scientific Officer of Creative Medical Technology Holdings. “In the current patent we augment the naturally occurring approach by extracting stem cells from the bone marrow, placing them in circulation, and administering an FDA approved drug to enhance their activity. We are particularly excited by the fact that this approach falls under the practice of medicine and does not require full clinical trials for commercialization.”

Creative Medical Technology Holdings’ focuses on rapid commercialization-based approaches using patient’s own stem cells under the practice of medicine.

“Stroke is a devastating condition, which is estimated to represent an over $20 billion dollar annual market in the USA alone. We are confident that our new approach to addressing stroke will provide a new tool in the hands of neurologists, which will allow for a “natural-based” regenerative approach to this condition,” said Timothy Warbington, President and Chief Executive Officer of the Company. “Given that we have been previously successful at having patents issued using autologous approaches, as well as our rapid entry into the clinic, we are excited to open up yet another market for our technology platform.”

About US

Creative Medical Technology Holdings, Inc. is a clinical-stage biotechnology company with two focus areas; 1) personalized stem cell procedures for sexual dysfunction and disc degeneration and 2) universal, off-the-shelf amniotic fluid-based stem cells that possess superior healing potential without negative medical or ethical issues. Through our own research and collaborations with leading academic institutions, we have developed proprietary protocols, built an extensive intellectual property portfolio, developed complete treatment offerings for erectile dysfunction and disc degeneration and are performing ground-breaking research with our amniotic fluid-based stem cell.

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1 Sobrino et al. The increase of circulating endothelial progenitor cells after acute ischemic stroke is associated with good outcome. Stroke. 2007 Oct;38(10):2759-64. https://www.ncbi.nlm.nih.gov/pubmed/17761925

For additional information visit www.CREATIVEMEDICALTECHNOLOGY.com

Forward-Looking Statements

This release may contain "forward-looking statements." Forward-looking statements are identified by certain words or phrases such as "may", "aim", "will likely result", "believe", "expect", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939